Exhibit 10.1

February 11, 2019 Mr, Gerald brock Skywolf wind turbines corporation 156 court street Geneseo, ny 14454 Please let this document serve as our letter of intent for the purchase of skywolf wind turbines, pursuant to our exclusive territorial (republic of the Philippines) reseller’s agreement. Gr8 seas holdings inc, and its affiliated entity, established in the Philippines, intends to purchase and deploy a total of 500 skywolf dawt hybrid wind tubines over the period of next 18 months. The estimated deployment cost of these 500 turbines is $17,500,00.00 usd. Specifically, the 500 turbines will be deployed between several awarded energy projects in which gr8 seas has been awarded in the Philippines, Mexico and Lebanon In connection to this commitment, gr8 seas holdings inc will cooperate with skywolf wind turbines corporation in joint-venture to share manufacturing resources as well as material sourcing so as to maximize the overall profitability of the aforementioned 500 units. Gr8 seas holdings inc intends to open a blanket contract purchase order within the next 90 days, gr8 seas will also provide a bankng instrument to substantiate the materials cost up to 50% of the total cost at that time Best regards, William Stephens – president